Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Successfully Completes Strategic Realignment Plan to Stabilize Company; Final Loan Restructurings Eliminate $5.4 Million of Debt and Enhance Cashflow

RESTON, VA, February 17, 2010 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (the “Company”) (Nasdaq: CHCI) today announced that it has entered into a binding agreement (“Modification Agreement”) to modify the terms of the Company’s senior unsecured note with Stonehenge Funding, LC (“Stonehenge”), an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company. On December 23, 2009 Stonehenge acquired the senior unsecured note from JP Morgan Ventures (“JPMV”) which had a $9,000,000 principal balance as described in the Amended and Restated Indenture between the Company and JPMV dated March 14, 2008 (the “JP Morgan Debt”). The purchase of the JP Morgan Debt also resulted in the transfer to Stonehenge of a warrant previously issued to JPMV for the purchase of 1,500,000 shares of the Company’s Class A Common Stock with a strike price of $0.70 per share (“JP Morgan Warrant”). Gregory Benson, the Company’s Chief Operating Officer and a member of the Company’s Board of Directors, subsequently purchased a participation interest in the JP Morgan Debt and the JP Morgan Warrant from Stonehenge.

Under the terms of the Modification Agreement, Stonehenge has agreed to forgive $4,500,000 of the principal balance due from the Company under the JP Morgan Debt; a 50% reduction of the principal balance. Stonehenge also agreed to forgive an additional amount due from the Company of approximately $875,000 representing all past due interest, late fees and penalties accruing through December 31, 2009 (“Interest and Loan Fees”) under the JP Morgan Debt. Stonehenge further agreed to reduce the interest rate, effective January 1, 2010, to 300 basis points (“Interest Rate Spread”) above the one year LIBOR on a floating basis, representing a 50% reduction of the Interest Rate Spread. In addition, to ensure the Company’s ability to comply with certain restrictions placed upon the Company by KeyBank and Guggenheim Corporate Funding (collectively “Secured Lenders”) in connection with previously announced loan modifications enhancing cashflow to the Company, Stonehenge agreed to allow all future interest payments due from the Company under the JP Morgan Debt to accrue until at least 90 days the Secured Lenders have been fully repaid. In connection therewith, Stonehenge may, on a quarterly basis, elect to accept stock of the Company (or warrants for the purchase thereof) with a cumulative value equal to the value of the scheduled interest payment in lieu of accruing the applicable future cash payment of quarterly interest.

Further, the Modification Agreement provides for the elimination or forbearance upon the enforcement of all financial covenants relating to the JP Morgan Debt and all previously reported covenant violations by the Company. The maturity date of the JP Morgan Debt remains unchanged at March 14, 2013, provided however, the Modification Agreement also provides the Company with two optional extension periods of six months each to further assist the Company with its compliance with the conditions of the loan modifications with the Secured Lenders.

The Company also announced that it has reached an agreement in principle with Bank of America (“BOA”) regarding the modification of the terms of one certain unsecured loan with an approximate principal balance of $3,700,000 (“Line of Credit”). In connection therewith the Company agreed to pay an extension fee of $100,000 and BOA agreed to delay for one year, until January 2011, the commencement of repayments of all previously unpaid interest accruing since the date of the Company’s previously reported modification of the Line of Credit in November 2008. The maturity date remains unchanged at December 28, 2018.

Additionally, on February 12, 2010, the Company received a federal income tax refund of approximately $861,000 related to the passage of the Unemployment Insurance Extension Act of 2009. This legislation has extended the net operating loss (NOL) carry back period for federal income tax from two years to five years for 2008 or 2009 NOLs. The Company expects to carry forward tax losses that will eliminate or greatly reduce the Company’s tax liability associated with up to $35 million of potential future taxable income.

“These agreements represent the final two loan modifications needed to complete our Strategic Realignment Plan and effectively stabilize Comstock,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Overall our Strategic Realignment Plan results in total debts being reduced from more than $330 million in 2006 to approximately $45 million. Additional benefits of our Strategic Realignment Plan include; enhanced cashflow from operations, reduced operating costs and the potential to return Comstock to profitability in the near term. Now that we have succeeded in stabilizing Comstock, we intend to focus our energy on identifying new opportunities that will enhance results in current and future periods. We will report results for Q4-2009 and fiscal 2009 next month, and I am confident the upcoming reports will demonstrate benefits of our efforts over the past two years and our ability to rebuild shareholder value through near and long term positive operating results.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. metropolitan area. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

Chief Financial Officer

703.883.1700 ext: 1229

SOURCE: Comstock Homebuilding Companies, Inc.